Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS

FISCAL 2010 SECOND-QUARTER RESULTS

Chicago, IL — December 10, 2009 — Methode Electronics, Inc. (NYSE: MEI), a global designer and manufacturer of electro-mechanical devices, today announced operating results for the fiscal 2010 second quarter ended October 31, 2009.

Second-Quarter Fiscal 2010

Methode’s second-quarter fiscal 2010 net sales decreased $22.8 million, or 18.8 percent, to $98.5 million from $121.3 million in the second quarter of fiscal 2009. Net income increased $1.9 million to $2.1 million, or $0.06 per share, in the second quarter of fiscal 2010 compared to income of $0.2 million, or $0.01 per share, in the same period of fiscal 2009.

In January 2008, Methode announced a restructuring of its U.S.-based Automotive segment operations and the decision to discontinue producing certain legacy products in the Interconnect segment. In March 2009, Methode announced several additional restructuring actions to further reduce its exposure to the North American automotive industry, and to reduce costs by consolidating facilities and migrating manufacturing to lower cost regions. Methode recorded restructuring charges during the fiscal 2010 second quarter of $3.2 million ($2.6 million after-tax), or $0.07 per share, and during the fiscal 2009 second quarter of $6.3 million ($4.0 million after-tax), or $0.10 per share. The Company expects to complete these restructuring activities during the second half of fiscal 2010 and estimates that it will record additional pre-tax charges in fiscal 2010 of between $1.0 million and $2.2 million.

Net income in the fiscal 2010 second quarter benefitted by $1.7 million relating to a one-time reversal of pricing contingencies which were accrued over several years and are no longer required, as well as lower cost of products sold, restructuring costs and selling, general and administrative expenses.  These benefits were offset by lower sales attributable to the planned exit of Chrysler and Ford North American business, reduced sales to Delphi Automotive Systems (“Delphi”) due to the cancellation of a supply arrangement by Delphi, and the continuing softness of the global economic environment, especially the effect on the North American automotive market. Excluding restructuring charges in both periods and the $1.7 million

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reversal of one-time pricing contingencies included in net sales in the Fiscal 2010 period, Methode’s net income was $3.5 million, or $0.10 per share, in the second quarter of fiscal 2010 compared to net income of $4.2 million, or $0.11 per share, in the same period of fiscal 2009.

Consolidated cost of products sold decreased $20.0 million, or 20.4 percent, to $77.8 million in the fiscal 2010 second quarter, compared to $97.8 million in the same period of fiscal 2009. The decrease is due to lower sales volumes and the benefit of the Company’s restructuring efforts to reduce costs. Included in the cost of products sold in the Fiscal 2010 second quarter is $0.7 million of asset write-downs relating to the termination of the Delphi supply arrangement. Consolidated cost of products sold as a percentage of sales was 79.0 percent and 80.6 percent in the second quarters of fiscal 2010 and 2009, respectively. Excluding the $0.7 million Delphi asset write-down and the $1.7 million reversal of one-time pricing contingencies included in net sales, consolidated cost of products sold as a percentage of sales was 79.6 percent for the second quarter of fiscal 2010.

Consolidated gross margins as a percentage of sales increased to 22.1 percent in the fiscal 2010 second quarter from 20.2 percent in the comparable period of fiscal 2009 despite an 18.8 percent drop in sales, largely due to the restructuring actions previously taken to reduce the cost structure, in part as a result of the sustained change in the global economic environment. Excluding the $0.7 million Delphi asset write-down and the $1.7 million reversal of one-time pricing contingencies included in net sales, consolidated gross margins as a percentage of sales was 21.5 percent for the second quarter of fiscal 2010.

In the Automotive segment, gross margins as a percentage of sales increased to 23.1 percent in the fiscal 2010 second quarter from 21.0 percent in the comparable period of fiscal 2009 despite a 25.3 percent drop in sales from period to period. Excluding the $0.7 million Delphi asset write-down and the $1.7 million reversal of one-time pricing contingencies included in net sales, Automotive segment gross margins as a percentage of sales was 22.0 percent for the second quarter of fiscal 2010. Additionally, the Interconnect segment gross margins as a percentage of sales improved to 23.3 percent in the second quarter of fiscal 2010 from 22.8 percent in the same quarter of fiscal 2009, notwithstanding a 4.7 percent decrease in sales. Gross margins as a percentage of sales in the Power Products segment increased to 22.3 percent in the second quarter of fiscal 2010 from 18.1 percent from the same period of fiscal 2009, notwithstanding a 19.0 percent decrease in sales period over period.

Selling and administrative expenses decreased $2.1 million, or 11.4 percent, to $16.4 million in the fiscal 2010 second quarter, as compared to $18.5 million in the prior-year period. The decrease relates to lower intangible asset amortization expense and lower stock award amortization expense during the second quarter of fiscal 2010, partially offset by higher selling and administrative expenses from Hetronic, which was acquired in September 2008. Additionally, the selling and administrative expenses for the second quarter of fiscal 2010 included $1.5 million in legal fees relating to the Delphi supply arrangement dispute. Due to the significant drop in sales and increased legal fees experienced during the quarter, selling and administrative expenses as a percentage of sales increased to 16.6 percent in the second quarter of fiscal 2010, compared to 15.3 percent in the same period of fiscal 2009.

The effective income tax rate was an expense of 9.7 percent in the second quarter of fiscal 2010 compared to a benefit of 168.3 percent in the same period of fiscal 2009. The higher effective tax rate in the fiscal 2010 second quarter was due to the restructuring charges and the slowing of business, causing a loss before income tax for the Company’s U.S.-based businesses. Normally, a tax benefit is recorded relating to the net loss before income taxes, but due to the uncertainty of the future utilization of the tax benefit by the Company’s U.S.-based businesses, a valuation allowance was recorded offsetting the tax benefit. Additionally, the tax rates for the second quarters of fiscal 2010 and fiscal 2009 reflect utilization of foreign investment tax credits and the effect of lower tax rates on income of the Company’s foreign earnings and a higher percentage of earnings at those foreign operations.

Six-Month Period Fiscal 2010

For the six-month period ended October 31, 2009, net sales decreased $67.5 million, or 26.4 percent, to $188.3 million from $255.8 million for the six-month period ended November 1, 2008. Net income decreased $4.9 million, or 70.0 percent, to $2.1 million, or $0.06 per share, in the fiscal 2010 six-month period compared to $7.0 million, or $0.19 per share, in the fiscal 2009 six-month period.

The decrease in net income is due mainly to lower sales, lower interest income and increased income taxes partially offset by lower restructuring expenses, lower other expense and lower costs due to restructuring and consolidation efforts.

In the six-month period of fiscal 2010, Automotive segment net sales were negatively impacted by lower sales to Delphi Corporation due to the cancellation of the supply arrangement by Delphi, planned lower Chrysler sales, and the softening of the global economic environment, especially the effect on the North American automotive industry, but were also favorably impacted by $1.7 million relating to a one-time reversal of pricing contingencies which were accrued over several years and are no longer required.

The Company recorded a restructuring charge during the six-month period of fiscal year 2010 of $6.8 million ($6.2 million after-tax), or $0.17 per share, compared to $11.2 million ($7.3 million after-tax), or $0.19 per share, in the fiscal 2009 six-month period. Excluding restructuring charges in both periods and the $1.7 million reversal of one-time pricing contingencies included in net sales in the Fiscal 2010 period, Methode’s net income was $7.1 million, or $0.19 per share, in the first six months of fiscal 2010 compared to net income of $14.4 million, or $0.38 per share, in the same period of fiscal 2009.

Consolidated cost of products sold decreased $54.5 million, or 26.8 percent, to $148.7 million in the fiscal 2010 six-month period, compared to $203.2 million in the same period of fiscal 2009. The decrease is due to lower sales volumes and the benefit of the Company’s restructuring efforts to reduce costs. Cost of products sold as a percentage of sales was 79.0 percent and 79.4 percent in the first six months of fiscal years 2010 and 2009, respectively.

Consolidated gross margins as a percentage of sales increased to 22.4 percent in the fiscal 2010 six-month period from 21.2 percent in the comparable period of fiscal 2009 despite a 26.4 percent drop in sales, largely due to the restructuring actions previously taken to reduce the cost structure as a result of the sustained change in the global economic environment. Excluding the $0.7 million Delphi asset write-down and the $1.7 million reversal of one-time pricing contingencies included in net sales, consolidated gross margins as a percentage of sales was 22.0 percent for the first six months of fiscal 2010.

Selling and administrative expenses decreased $2.7 million, or 7.7 percent, to $32.3 million for the six months ended October 31, 2009, from $35.0 million for the six months ended November 1, 2008. The decrease is due to lower intangible asset amortization expense and lower stock award amortization expense during the first half of fiscal 2010, partially offset by selling and administrative expenses from Hetronic, acquired in September 2008. In addition, the selling and administrative expenses for the first half of fiscal 2010 included $1.9 million in legal fees relating to the Delphi supply arrangement dispute. Selling and administrative expenses as a percentage of net sales increased to 17.2 percent in the six months ended October 31, 2009, from 13.7 percent for the six months ended November 1, 2008.

Income tax expense was 19.8 percent in the first six months of fiscal 2010 compared with 12.5 percent in the same period of fiscal 2009. The higher effective tax rate in the fiscal 2010 six-month period was due to the restructuring charges and the slowing of business, causing a loss before income tax for the Company’s U.S.-based businesses. Normally, a tax benefit is recorded relating to the net loss before income taxes, but due to the uncertainty of the future utilization of the tax benefit by the Company’s U.S.-based businesses, a valuation allowance was recorded offsetting the tax benefit. The effective tax rates for the first half of fiscal 2010 and 2009 reflect utilization of foreign investment tax credits and the effect of lower tax rates on income of the Company’s foreign earnings and a higher percentage of earnings at those foreign operations.

Delphi Litigation

Delphi terminated its supply arrangement with the Company effective September 10, 2009. The Company is contesting Delphi’s right to terminate this long-term supply arrangement, and the parties are engaged in litigation regarding this supply arrangement and the Company’s intellectual property. The Company ceased supplying product to Delphi subsequent to September 10, 2009.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Methode’s performance in the second quarter of fiscal 2010 was strong on a sequential basis for both our Automotive and Interconnect segments, with sales up over the first quarter of Fiscal 2010 in both segments. However, Automotive segment results in the second quarter of fiscal 2010 were impacted positively by pricing contingencies that are no longer needed, offset by a decrease in sales to Delphi.

“Our third and fourth quarter Fiscal 2010 results for the Automotive segment will continue to be impacted by the cancellation of the Delphi supply agreement and associated litigation expense, as well as expected continued volatility in all our business segments.”

Mr. Duda concluded, “Even though Methode’s consolidated sales were down quarter over quarter, our ability to improve profitability remains strong through our exit of legacy automotive business and our significant restructuring efforts. Throughout this and the last fiscal year, we have taken actions to align our expense levels with the expectation of a long challenging economic environment, with our key objective to improve margins while operating at significantly lower sales levels. Our results thus far in Fiscal 2010 validate our strategy.”

Conference Call

Today, the Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time. To participate in the conference call, please dial (877)

407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through December 24 by dialing (877) 660-6853 (domestic) or (201) 612-7415 and providing Account number 286 and Conference ID number 338766. On the Internet, a replay will be available for seven days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global designer and manufacturer of electro-mechanical devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, the United Kingdom, Germany, the Czech Republic, China, Singapore, the Philippines and India. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode’s Web site www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) seasonal and cyclical nature of some of our businesses; (4) ability to protect our intellectual property; (5) customary risks related to conducting global operations; (6)

ability to successfully benefit from acquisitions; (7) ability to keep pace with rapid technological changes; (8) ability to avoid design or manufacturing defects; (9) dependence on the availability and price of raw materials; (10) oil prices could affect our automotive customers future results; (11) incurrence of additional restructuring charges, goodwill and other asset impairments.

For Methode Electronics Inc. - Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Methode Electronics, Inc.

Financial Highlights

(In thousands, except per share data, unaudited)

	Three Months Ended
	October 31,	November 1,
	2009	2008

Net sales	$98,496	$121,304
Other income	1,072	959
Cost of products sold	77,784	97,815
Restructuring	3,156	6,284
Selling and administrative expenses	16,413	18,537
Income from operations	2,215	(373)
Interest income/(expense), net	(45)	469
Other income/(expense), net	143	(610)
Income/(loss) before income taxes	2,313	(514)
Income tax expense/(benefit)	225	(865)
Net income	2,088	351
Less: Net income attributable to noncontrolling interest	(36)	(113)
Net income attributable to Methode Electronics, Inc.	2,052	238

Basic earnings per common share	$0.06	$0.01
Diluted earnings per common share	$0.06	$0.01
Average Number of Common Shares Outstanding:
Basic	36,644	37,068
Diluted	36,868	37,551

	Six Months Ended
	October 31,	November 1,
	2009	2008

Net sales	$188,272	$255,818
Other income	2,459	1,692
Cost of products sold	148,693	203,245
Restructuring	6,767	11,201
Selling and administrative expenses	32,286	34,934
Income from operations	2,985	8,130
Interest income/(expense), net	(147)	1,003
Other expense, net	(252)	(879)
Income before income taxes	2,586	8,254
Income tax expense	511	1,032
Net income	2,075	7,222
Less: Net income attributable to noncontrolling interest	(42)	(168)
Net income attributable to Methode Electronics, Inc.	2,033	7,054

Basic earnings per common share	$0.06	$0.19
Diluted earnings per common share	$0.06	$0.19
Average Number of Common Shares Outstanding:
Basic	36,641	37,120
Diluted	36,823	37,584

Methode Electronics, Inc.

Summary Balance Sheet

(In thousands)

	October 31	May 2,
	2009	2009
	(unaudited)
Cash	$60,274	$54,030
Accounts receivable - net	71,837	60,406
Inventories	41,254	40,426
Other current assets	20,420	26,384
Total Current Assets	193,785	181,246

Property, plant and equipment - net	68,350	69,917
Goodwill	11,771	11,771
Intangible assets - net	19,583	20,501
Other assets	22,722	21,853
Total Assets	$316,211	$305,288

Accounts payable	$31,075	$24,495
Other current liabilities	27,860	29,023
Total Current Liabilities	58,935	53,518

Other liabilities	16,459	16,869
Total Methode Electronics, Inc. shareholders’ equity	237,301	231,776
Noncontrolling interest	3,516	3,125
Total shareholders’ equity	240,817	234,901
Total Liabilities and Shareholders’ Equity	$316,211	$305,288

Methode Electronics, Inc.

Summary Statement of Cash Flow (Unaudited)

(In thousands)

	Six Months Ended
	October 31,	November 1,
	2009	2008
Operating Activities:
Net income	$2,075	$7,222
Non-cash translation loss	—	2,463
Provision for depreciation	10,118	12,489
Impairment of tangible assets	710	3,177
Amortization of intangible assets	1,123	3,052
Amortization of stock awards and stock options	507	1,605
Changes in operating assets and liabilities	1,044	(1,160)
Other	48	567
Net Cash Provided by Operating Activities	15,625	29,415

Investing Activities:
Purchases of property, plant and equipment	(5,821)	(9,557)
Acquisitions of businesses	—	(56,785)
Acquisitions of businesses and technology	(181)	(225)
Other	—	(209)
Net Cash Used in Investing Activities	(6,002)	(66,776)

Financing Activities:
Repurchase of common stock	—	(5,137)
Proceeds from exercise of stock options	—	110
Tax benefit from stock options and awards	—	46
Dividends	(5,233)	(4,528)
Net Cash Used in Financing Activities	(5,233)	(9,509)

Effect of foreign exchange rate changes on cash	1,854	(4,629)

Increase/(Decrease) in Cash and Cash Equivalents	6,244	(51,499)

Cash and Cash Equivalents at Beginning of Period	54,030	104,305

Cash and Cash Equivalents at End of Period	$60,274	$52,806

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